Exhibit 99.1
For More Information Contact:

Investors:	Media:
Ria Marie Carlson (714) 382-4400	Lisa Zwick (949) 230-8794
ria.carlson@ingrammicro.com	lisa.zwick@ingrammicro.com

Damon Wright (714) 382-5013
damon.wright@ingrammicro.com
INGRAM MICRO REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS
North America Delivers Strong Performance with Sales at a 10-year Second Quarter High
     SANTA ANA, Calif., Jul. 28, 2011 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor and supply-chain services provider, today announced financial results for the second quarter of 2011, which ended on July 2, 2011.
     Worldwide sales increased 7 percent to $8.75 billion from the $8.16 billion reported in the second quarter of last year. The translation effect of foreign currencies had a positive impact of approximately six percentage points on the prior-year comparison.
     Net income was $59.7 million, or $0.37 per diluted share, compared with $67.7 million or $0.41 per diluted share in the second quarter of 2010. The decline in net income is primarily related to business disruptions associated with transitioning to the new enterprise system in Australia, as the company previously disclosed. The system and process issues were largely resolved in the second quarter and the company is now focused on regaining Australian market share.
     “Demand for commercial technology products has moderated but remains solid throughout the world,” said Gregory Spierkel, chief executive officer, Ingram Micro Inc. “Stability in the small and medium business markets is offset by soft consumer demand in Europe and parts of Asia-Pacific, which we first began to notice late last year.”
     Spierkel continued: “In this environment, we continue to focus on business enhancements – from infrastructure improvements to growth initiatives – that will drive better service for our business partners. The most significant of these improvements is our global migration to a new enterprise system, which will ultimately accelerate decision-making and enhance customer service with real-time, comprehensive data. This new system is critical to our strategy of being a highly efficient, globally unified logistics provider, and we believe the long-term benefits outweigh the challenges we encountered in Australia. In other strategic initiatives, we launched our new cloud marketplace during the quarter and we’re encouraged by our early market position and the favorable response from our partners, with scores of vendors and solutions on board.”
Additional Second Quarter Highlights
Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.

Regional Sales
•	North America sales increased 6 percent to $3.76 billion (43 percent of total sales), the highest second-quarter sales level in more than a decade. North America sales were $3.56 billion in the prior-year quarter.

•	Europe, Middle East and Africa (EMEA) sales grew 11 percent to $2.64 billion (30 percent of total sales), compared with $2.37 billion in last year’s second quarter. The translation effect of European currencies had a positive impact of approximately 13 percentage points on year-over-year growth.

•	Asia-Pacific sales increased 5 percent to $1.96 billion (22 percent of total sales), versus $1.87 billion reported in last year’s second quarter. The translation effect of regional currencies had a positive impact of approximately eight percentage points on year-over-year growth.

•	Latin America sales increased 7 percent to $387 million (five percent of total sales), compared with $360 million reported a year ago. The translation effect of regional currencies had a positive impact of approximately six percentage points on year-over-year growth.
Gross Margin
     Gross margin was 5.25 percent, a sequential increase of four basis points and an 11-basis-point decrease compared with the second quarter last year. The year-over-year decline is primarily related to the system-implementation complications in Australia, as well as weakness in some Asian and European consumer markets.
Operating Expenses
     Operating expenses totaled $362.1 million or 4.14 percent of sales, compared with $332.9 million or 4.08 percent of sales in last year’s second quarter. More than half of the year-over-year increase, or approximately $16 million, is attributable to the translation effect of strengthening foreign currencies. The remainder is primarily attributable to merit compensation increases for the company’s employees, as well as continued investments in strategic growth initiatives and system enhancements.
Operating Income
     Worldwide operating income totaled $97.1 million or 1.11 percent of total sales, compared with $104.6 million or 1.28 percent of total sales last year.
•	North America operating income grew 24 percent to $67.6 million or 1.80 percent of North America sales, from $54.7 million or 1.54 percent in the year-ago quarter, due primarily to solid gross margins and operating leverage on the region’s sales growth.

•	EMEA operating income was $16.9 million or 0.64 percent of EMEA sales, compared with $22.3 million or 0.94 percent in the prior-year period. The decline is primarily attributable to softer retail demand in certain markets and the company’s continued investment in system enhancements.

•	Asia-Pacific operating income was $16.5 million or 0.84 percent of Asia-Pacific sales, compared with $29.8 million or 1.60 percent of Asia-Pacific sales in the prior-year period. The decline is the result of disruptions in our Australian business caused by complications migrating to a new enterprise system. Excluding Australia, the region’s sales grew at a double-digit pace with operating margins exceeding those of a year ago.

•	Latin America operating income was $6.5 million or 1.68 percent of Latin America sales, compared with $4.8 million or 1.34 percent of Latin America sales in the prior-year period. The increase over the prior year is attributable to improved performances in Mexico and in the company’s Miami export operations.
     Stock-based compensation expense was $10.3 million versus $7.0 million in the prior-year period. Stock-based compensation is presented as a separate reconciling amount in the company’s segment reporting in both periods and is not included in the regional operating results, but is included in the total worldwide operating results.
     Interest and other expenses were $13.3 million compared to $9.9 million in the prior-year quarter. The year-over-year increase is primarily due to higher interest expense as a result of the $300 million in public debt issued in August of last year. The second quarter of 2011 includes a net gain of $2.5 million related to the foreign-currency translation impact on Euro-based inventory purchases in our pan-European entity, which designates the United States dollar as its functional currency. This gain is a function of the timing of currency fluctuations within the quarter and includes a reversal of a majority of the $4.2 million foreign exchange loss recorded in the first quarter of 2011.
     The effective tax rate was 28.7 percent, compared with 28.5 percent in the 2010 second quarter. Under United States accounting rules for income taxes, quarterly effective tax rates may vary significantly depending on the actual operating results in the various tax jurisdictions.
     Total depreciation and amortization was $14.2 million and capital expenditures totaled $28.0 million.
Balance Sheet Highlights
•	The cash and cash equivalents balance at July 2, 2011 was $1.37 billion, compared with $1.16 billion at year-end 2010.

•	Total debt at quarter-end was $642.6 million, essentially flat with year-end 2010. Debt-to-capitalization was 16 percent, also flat with year-end 2010.

•	Inventory was $3.08 billion, or 34 days on hand, versus $2.91 billion or 29 days on hand at the end of 2010, driven primarily by the previously noted softness in consumer and retail markets.

•	Working capital days were 24 versus 22 at year-end 2010, with the increase primarily attributable to higher levels of inventory.
Share Repurchases
     During the second quarter, the company purchased 4.0 million shares of stock for an aggregate of $75 million. An additional 4.2 million shares were purchased for $75 million in July. Since the 3-year, $400 million repurchase program was announced on October 28, 2010, 8.3 million shares have been purchased to date for an aggregate of $150.9 million.

     “I’m pleased with our sequential improvements in gross margins and working capital,” said William Humes, senior executive vice president and chief financial officer. “These items, along with prudent expense management, will continue to be key areas of focus and should improve over time.”
Six-Month Period
     For the six months ended July 2, 2011, worldwide sales were $17.47 billion, an increase of 8 percent over $16.25 billion for last year’s six-month period. Sales were $7.27 billion for North America (a 6 percent increase versus the prior-year period); $5.52 billion for EMEA (an increase of 10 percent); $3.90 billion for Asia-Pacific (an increase of 7 percent); and $794 million for Latin America (a 9 percent increase).
     Worldwide operating income for the first six months of 2011 was $197.2 million (1.13 percent of total sales), compared with $210.3 million (1.29 percent of total sales) in the same period last year.
     Six-month net income for 2011 was $116.0 million or $0.71 per diluted share, versus $138.1 million, or $0.83 per diluted share for the 2010 six-month period.
Outlook
     “In the third quarter, we expect global technology demand to remain relatively consistent with the second quarter,” said Spierkel. “Our sequential sales growth should be roughly in line with historical seasonality, resulting in continued year-over-year revenue growth. The Australian business should deliver some sequential improvement but will continue to lag last year’s results. Third-quarter expenses may experience the negative effect of currency translation as foreign currencies continue to strengthen compared to last year. ”
     Spierkel added: “Longer term, we believe our investments in system enhancements and other strategic initiatives will result in a more diverse, efficient and truly global company. I’m confident that our efforts today will lead the way to enhanced service for our customers and a more competitive and profitable company for our shareholders.”
Conference Call and Webcast
     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries), passcode “Ingram Micro.”
     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.
Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
     The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, could adversely disrupt our business and harm our reputation and net sales; (2) changes in macroeconomic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (3) we continually experience intense competition across all markets for our products and services; (4) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (5) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (6) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly.
     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.
About Ingram Micro Inc.
     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics, technical and financial support, managed and cloud-based services, and product aggregation and distribution. The company is the only global broad-based IT distributor, serving more than 150 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.
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© 2011 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Amounts in 000s)
(Unaudited)

	July 2,	January 1,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,366,772	$1,155,551
Trade accounts receivable, net	3,591,589	4,138,629
Inventory	3,076,075	2,914,525
Other current assets	352,190	381,383

Total current assets	8,386,626	8,590,088

Property and equipment, net	291,670	247,395
Intangible assets, net	81,177	81,992
Other assets	159,745	164,557

Total assets	$8,919,218	$9,084,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,263,033	$4,593,694
Accrued expenses	513,189	536,218
Short-term debt and current maturities of long-term debt	120,207	105,274

Total current liabilities	4,896,429	5,235,186
Long-term debt, less current maturities	522,414	531,127
Other liabilities	80,391	76,537

Total liabilities	5,499,234	5,842,850
Stockholders’ equity	3,419,984	3,241,182

Total liabilities and stockholders’ equity	$8,919,218	$9,084,032

Ingram Micro Inc.
Consolidated Statement of Income
(Amounts in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	July 2, 2011	July 3, 2010
Net sales	$8,749,025	$8,156,328
Cost of sales	8,289,793	7,718,875

Gross profit	459,232	437,453

Operating expenses:
Selling, general and administrative	362,084	333,066
Reorganization credits	—	(189)

	362,084	332,877

Income from operations	97,148	104,576
Interest and other	13,326	9,853

Income before income taxes	83,822	94,723
Provision for income taxes	24,091	26,996

Net income	$59,731	$67,727

Diluted earnings per share	$0.37	$0.41

Diluted weighted average shares outstanding	162,673	165,437

Ingram Micro Inc.
Consolidated Statement of Income
(Amounts in 000s, except per share data)
(Unaudited)

	Twenty-six Weeks Ended
	July 2, 2011	July 3, 2010
Net sales	$17,472,737	$16,252,282
Cost of sales	16,559,433	15,373,367

Gross profit	913,304	878,915

Operating expenses:
Selling, general and administrative	716,371	669,008
Reorganization credits	(269)	(358)

	716,102	668,650

Income from operations	197,202	210,265
Interest and other	31,975	18,310

Income before income taxes	165,227	191,955
Provision for income taxes	49,186	53,900

Net income	$116,041	$138,055

Diluted earnings per share	$0.71	$0.83

Diluted weighted average shares outstanding	163,828	167,069

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Amounts in 000s)
(Unaudited)

	Thirteen Weeks Ended July 2, 2011
		Operating	Operating
	Net Sales	Income	Margin
North America	$3,760,429	$67,589	1.80%
EMEA	2,640,120	16,914	0.64%
Asia-Pacific	1,961,844	16,496	0.84%
Latin America	386,632	6,480	1.68%
Stock-based compensation expense	—	(10,331)	—

Consolidated Total	$8,749,025	$97,148	1.11%

	Thirteen Weeks Ended July 3, 2010
		Operating	Operating
	Net Sales	Income	Margin
North America	$3,558,789	$54,708	1.54%
EMEA	2,371,505	22,290	0.94%
Asia-Pacific	1,866,141	29,787	1.60%
Latin America	359,893	4,825	1.34%
Stock-based compensation expense	—	(7,034)	—

Consolidated Total	$8,156,328	$104,576	1.28%

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Amounts in 000s)
(Unaudited)

	Twenty-six Weeks Ended July 2, 2011
		Operating	Operating
	Net Sales	Income	Margin
North America	$7,266,862	$126,736	1.74%
EMEA	5,516,354	48,997	0.89%
Asia-Pacific	3,895,840	24,710	0.63%
Latin America	793,681	12,747	1.61%
Stock-based compensation expense	—	(15,988)	—

Consolidated Total	$17,472,737	$197,202	1.13%

	Twenty-six Weeks Ended July 3, 2010
		Operating	Operating
	Net Sales	Income	Margin
North America	$6,850,775	$96,624	1.41%
EMEA	5,036,915	57,151	1.13%
Asia-Pacific	3,634,540	56,314	1.55%
Latin America	730,052	11,241	1.54%
Stock-based compensation expense	—	(11,065)	—

Consolidated Total	$16,252,282	$210,265	1.29%